EXHIBIT 10.2


                      AMENDMENT TO EMPLOYMENT AGREEMENT


     This Amendment to Employment Agreement ("Amendment"), entered into as of this 14th day of May, 1997, by and between Western National Corporation, a Delaware corporation (the "Company"), and Richard W. Scott ("Executive").

                                  WITNESSETH:

     WHEREAS, the Employment Agreement, as amended, between the Company and Executive, dated as of February 8, 1994, provides for the employment of Executive by the Company (the "Agreement"); and

     WHEREAS, the Company has from time to time made awards to Executive under the 1993 Stock and Incentive Plan or otherwise entered into agreements with Executive; and

     WHEREAS, the Company and Executive hereby wish mutually to amend the Agreement, such awards and any other agreements between the Company and Executive;

     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereby agree as follows:

1. The Agreement (and any award or other agreement between the Company and Executive) is hereby amended by the inclusion of the following provision, which shall supersede and replace any provision relating to the subject matter hereof:

Certain  Additional  Payments by the Company.  Notwithstanding anything to the
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contrary  in  this  Agreement, any award or other agreement, in the event that any payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are hereinafter collectively referred to as the "Excise Tax"), the Company shall pay to Executive an additional payment (a "Gross-up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed on any Gross-up Payment, Executive retains an amount of the Gross-up Payment equal to the Excise Tax imposed upon the Payments. The Company and Executive shall make an initial determination as to whether a Gross-up Payment is required and the amount of any such Gross-up
Payment.    Executive  shall  notify the Company immediately in writing of any claim by the Internal Revenue Service which, if successful, would require the Company to make a Gross-up Payment (or a Gross-up Payment in excess of that, if any, initially determined by the Company and Executive) within ten days of the receipt of such claim. The Company shall notify Executive in writing at least ten days prior to the due date of any response required with respect to such claim if it plans to contest the claim. If the Company decides to contest such claim, Executive shall cooperate fully with the Company in such action; provided, however, the Company shall bear and pay directly or indirectly all costs and expenses (including additional interest and penalties) incurred in connection with such action and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax, income tax or other tax, including interest and penalties with respect thereto, imposed as a result of the Company's action. If, as a result of the Company's action with respect to a claim, Executive receives a refund of any amount paid by the Company with respect to such claim, Executive shall promptly pay such refund
to  the  Company.   If the Company fails to timely notify Executive whether it will contest such claim or the Company determines not to contest such claim, then the Company shall immediately pay to Executive the portion of such claim, if any, which it has not previously paid to Executive.

2. Subject to the modification provided for in paragraph 1 hereof, the Agreement shall remain in full force and effect.


     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first above written.

                              WESTERN NATIONAL CORPORATION

                              By: /s/ Michael J. Poulos
                                 -------------------------
                                      Michael J. Poulos
                                      President

                              Executive

                              By: /s/ Richard W. Scott
                                 ---------------------
                                      Richard W. Scott